As filed with the Securities and Exchange Commission on January _____, 1997
                   Registration No. 33-89714



                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               WILD WINGS, INC.
                (Exact name of registrant as specified in its Charter)

Nevada                                               84-1120614
(State or other jurisdiction of incorporation     (I.R.S.Employer
or organization)                                   Identification No.)

899 South Artistic Circle, Springville, Utah             84663
(Address of Principal Executive Offices)               (Zip Code)


           "Wild Wings, Inc. 1995 Stock Option Plan"
                    (Full title of the plan)

                        Poulton & Yordan
   4 Triad Center, Suite 500-A,  Salt Lake City, Utah  84180
                         (801) 355-1341
(Name, address and telephone number, including area code of agent for service)


                CALCULATION OF REGISTRATION FEE


                             Proposed    Proposed
Title of                     Maximum     Maximum
Securities     Amount        Offering    Aggregate    Amount of
to be          to be         Price Per   Offering     Registration
Registered     Registered    Share(1)    Price(1)     Fee
_____________________________________________________________________
Common Stock
No Par value   400,000        $3.00          $250,000  $413.80
per share       shares
_____________________________________________________________________

(1) Computed on the basis of the price at which the options may be exercised, pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee.

                     AVAILABLE INFORMATION

     Wild Wings, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected without charge and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company is an electronic filer with the Securities and Exchange Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Commission's Web site address is (http:/www.sec.gov).

     The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities which may be offered hereby. The following description does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and documents incorporated therein by reference.

     The Company will deliver or cause to be delivered a copy of its most recent annual report to shareholders or its most recent annual report on Form 10-K to each person who receives this document who has not previously received such reports. In addition, each person participating in the Plan, who does not otherwise receive such materials as a shareholder of the Company will be provided with copies of all reports, proxy statements and other communications distributed to the shareholders of the Company generally. The company also undertakes to provide, without charge, to each person to whom this document is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated by reference in Item 3 of Part II of the Registration Statement (which items are described below under "Incorporation of Certain Documents by Reference"), other than exhibits to such documents, and any other documents required to be delivered pursuant to Rule 428(b) of the Securities Act. Such requests should be directed to Ms. Brenda M. Hall, President, 899 South Artistic Circle, Springville, Utah, 84663. Additional information about the Plan and its administrators may be obtained by writing to or telephoning the Company at the address or telephone number listed above.

  PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this Registration Statement will be given or sent to all employees as specified by Rule 428.


        PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Certain Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") by Wild Wings, Inc. (the"Company") (File No. 33-89714) are incorporated herein by reference:

     (a) The description of the Company's Common Stock contained in the Company's Company's Form SB-2, dated February 25, 1995.

     (b)  The Company's Report on Form SR for the period ended July 28,
          1995.

     (c)  The Company's Annual Report on Form 10-KSB for the period ended
December       31, 1995.

     (d) The Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1996.

     (e)  The Company's Form 8-K dated October 8, 1996.

     Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicated that all
securities offered hereby have been sold or   which deregisters all securities
remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.,

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 78.751 of the Nevada Revised Statutes and Article XI or Wild Wings, Inc.'s Articles of Incorporation filed as an exhibit to the Company's Registration Statement on Form 10-SB, under the Exchange Act, to which reference is hereby made, contain provisions authorizing indemnification by the Company of directors, officers, employees or agents against certain liabilities and expenses which they may incur as directors, officers, employees or agents of Wild Wings, Inc. or of certain other entities,
Section 78.751 also provides that such indemnification may include payment by Wild Wings, Inc. of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be entitled to indemnification under Section 78.751. Any indemnification may be provided although the person to be indemnified is no longer a director, officer, employee or agent of Wild Wings, Inc. or such other entities. Section 78.752 also contains provisions authorizing the Company to obtain insurance on behalf of any such director, officer, employee or agent against liabilities, whether or not the Company would have the power to indemnify against such liabilities.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

     Not applicable.


Item 8. Exhibits.

5         Opinion of Poulton and Yordan

23.1      Consent of  Pritchett, Siler & Hardy, P.C.

23.2      Consent of Poulton and Yordan (included in Exhibit 5)

24        Power of Attorney (included on page II-6)

99.1      "Wild Wings, Inc. 1995 Stock Option Plan"

Item 9.  Undertakings.

     The Company hereby undertakes: (1)(i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination Wild Wings, Inc. 1995 Stock Option Plan.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Springville, State of Utah, on January 6, 1997.


                              WILD WINGS, INC.

                                 /s/ Brenda M. Hall
                              By ________________________
                                    Brenda M. Hall, President



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                       POWER OF ATTORNEY

     Each person whose signature appears below in so signing also makes, constitutes and appoints Brenda M. Hall, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute may do cause to be done by virtue hereof.

          Signature           Title                            Date

/s/ Brenda M. Hall
__________________________ President, Secretary/Treasurer,    January 6,1997
Brenda M. Hall             Chief Financial Officer and a
                           Director




/s/ Paui Wichman
___________________________ Director                          January 9, 1997
Paui Wichman

                       EXHIBIT INDEX


                                                       Sequentially
Exhibit                                                Numbered
Number                   Exhibit                       Page

5         Opinion of Poulton and Yordan

23.1      Consent of  Pritchett, Siler & Hardy, P.C.

23.2      Consent of Poulton and Yordan (included in Exhibit 5)

24        Power of Attorney (included on page 7)

99.1      "Wild Wings, Inc. 1995 Stock Option Plan"

_______________________

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